                                                                      EXHIBIT 11

                        DREYERS' GRAND ICE CREAM, INC.

                   COMPUTATION OF EARNINGS PER COMMON SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                 THIRTEEN WEEKS
                                                           --------------------------
                                                           MARCH 26,        MARCH 27,
                                                             1994             1993
                                                           ---------        ---------
                                                                  (UNAUDITED)
PRIMARY

Net income                                                  $ 1,582          $ 2,118
Weighted average number of shares of common
  stock outstanding                                          14,698           14,579
                                                            -------          -------
Earnings per share, as reported                             $   .11          $   .15
                                                            -------          -------
Weighted average number of shares of common
  stock outstanding                                          14,698           14,579
Common stock equivalent-Assumed exercise of
  common stock options                                           73              159
                                                            -------          -------
Weighted average number of shares of common
  stock outstanding, including common stock
  equivalents                                                14,771           14,738
                                                            -------          -------
Earnings per share                                          $   .11(1)       $   .14(1)
                                                            -------          -------

FULLY DILUTED

Net income                                                  $ 1,582          $ 2,118
                                                            -------          -------
Add interest expense on convertible subordinated
  debentures issued June 1993, due June 2006 and
  amortization of related issuance costs, net of tax          1,020
                                                            -------          -------
Adjusted net income                                         $ 2,602          $ 2,118
                                                            -------          -------
Weighted average number of shares of common
  stock outstanding                                          14,698           14,579
Common stock equivalent-Assumed exercise of
  common stock options                                           73              159
Assumed conversion of debentures                              2,900
                                                            -------          -------
Adjusted shares                                              17,671           14,738
                                                            -------          -------
Earnings per share                                          $   .15(2)       $   .14(2)
                                                            -------          -------

(1) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is not required by footnote 2 to paragraph 14 of APB No. 15 because it results in dilution of less than 3%.

(2) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to APB Opinion No. 15 because it produces an anti-dilutive effect.